EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES GUIDANCE FOR 2015 AND RESULTS FOR THE
THREE-MONTH PERIOD ENDED MARCH 31, 2015

Las Vegas, NV - May 8, 2015 - Affinity Gaming (“Affinity” or the “Company”) today announced quarterly results for the three-month period ended March 31, 2015.

“The first quarter results reflect a number of positive macro factors including a stable consumer, improved year-over-year weather conditions, increased drive in traffic from California along with operational changes that impacted our bottom line. As a result of our focus on improving operating and marketing efficiencies, Affinity generated a 30% year-over-year improvement in Adjusted EBITDA in the first quarter,” said Michael Silberling, Affinity’s Chief Executive Officer. “Adjusted EBITDA margins improved at all properties across the portfolio. The quarterly results reflect the early success of our previously announced initiatives designed to enhance efficiency and improve effectiveness of our promotional efforts, and we believe we are well-positioned to continue these performance levels in our business.”

“We are especially pleased with the progress the team has made at our Primm operations in Nevada. In addition, we are happy with the results achieved at our Colorado operations both sequentially and on a year-over-year basis. We look forward to continued improvements across the entire portfolio of operations.”

Subsequent Event

As previously disclosed, on April 3, 2015 the Company received a non-binding proposal from Z Capital Partners, L.L.C. and its affiliated funds (“Z Capital”), in which, among other things, Z Capital proposed to acquire all of the outstanding common shares of the Company that are not already owned by Z Capital at a purchase price of $9.75 per share in cash (the “Proposal”). The Board of Directors has formed a Special Committee of independent directors that has been authorized to, among other things, review the Proposal as well as other strategic alternatives that may be available to the Company.

Financial Guidance

Given the receipt of the Proposal, the Company has decided to provide forward looking guidance for the fiscal year ended December 31, 2015 (in millions):

2015 Guidance[1]
Net Revenue range	$388 to $413
Adjusted EBITDA range	$62 to $66
Net Income range	$1.5 to $4.0

1.
Guidance for the fiscal year ended December 31, 2015 assumes, among other things, maintenance capital expenditures of $18.5 million during that period. Discussion of the Company’s use of certain measures which are not defined by generally accepted accounting principles (“GAAP”) and a reconciliation between the Adjusted EBITDA range presented in this guidance and Net Income are included below. The Company can provide no assurances that the assumptions underlying this guidance, including, without limitation, assumptions regarding capital expenditures, stability in oil and fuel prices, particularly as they relate to the Company’s Primm asset, depreciation, interest expense, share based compensation, other corporate overhead and expenses and income taxes, will be realized in fact, as they involve unknown risks and uncertainties that may cause the Company’s actual results to be materially different from any future performance suggested herein, as discussed below under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

First Quarter 2015 Results

Consolidated Results

For the quarter ended March 31, 2015, net revenue of $97.2 million was 0.7% higher than the net revenue of $96.6 million reported for the first quarter of 2014. Gross revenue for the first quarter 2015 decreased $2.6 million or 2.3%, primarily on reduced food & beverage, fuel & retail and other revenue. However, promotional allowances for the first quarter of 2015 decreased to $12.7 million or 20.6%, compared to $16.0 million in the prior year.

Adjusted EBITDA for the quarter ended March 31, 2015 was $18.2 million, an increase of 30.3% from $14.0 million for the quarter ended March 31, 2014. The increase was primarily due to the rationalization of promotional campaigns and the refinement in certain marketing programs. Adjusted EBITDA margins for the first quarter of 2015 increased to 18.7%, an improvement of approximately 425 basis points compared to the first quarter of 2014.

Segment Results

Nevada – Nevada net revenue was $56.3 million for the quarter ended March 31, 2015, a decline of 1.3% when compared to net revenue of $57.1 million for the first quarter of 2014. The year-over-year decrease was driven primarily by declines in casino, fuel and retail revenues, slightly offset by an increase in lodging revenue and lower promotional allowances.

Nevada Adjusted EBITDA for the first quarter of 2015 was $10.5 million, an increase of 43.0% when compared to Adjusted EBITDA of $7.4 million in the comparable period of 2014. The improvement was primarily attributable to effectiveness of promotional campaigns and refined marketing programs. Segment EBITDA margins for the current year first quarter increased to 18.7%, an improvement of approximately 580 basis points compared to the first quarter of 2014.

Midwest – Net revenue from the Company’s Midwest segment increased 3.3% to $30.8 million for the quarter ended March 31, 2015, when compared to the $29.9 million in net revenue for the first quarter in 2014. The increase in net revenue was primarily the result of more focused marketing campaigns and fewer snow days in 2015.

Adjusted EBITDA from the Midwest segment was $9.6 million in the first quarter 2015, which represents a 15.9% increase over the $8.3 million in the same period of last year. The year-over-year improvement was driven primarily by efforts to refine marketing campaigns and manage overall operating effectiveness. Segment EBITDA margins for the current year quarter increased to 31.0%, an improvement of approximately 340 basis points compared to the first quarter of 2014.

Colorado – Net revenue from the Company’s Colorado segment was $10.1 million for the quarter ended March 31, 2015, or 4.4% above the $9.6 million in net revenue in the first quarter in 2014. The increase in net revenue was primarily the result of more focused marketing campaigns and fewer snow days in 2015.

Colorado Adjusted EBITDA for the first quarter of 2015 was $1.9 million, compared to $1.3 million of Adjusted EBITDA for the same period a year ago. Segment EBITDA margins for the current year quarter increased to 18.9%, an improvement of approximately 590 basis points compared to the first quarter of 2014.
Corporate Operations

In the first quarter of 2015, corporate expense, net of share-based compensation was $3.8 million, an increase of $0.9 million when compared to the same period in 2014. The Company incurred $0.8 million of unusual expense during the quarter ended March 31, 2015, compared to $0.3 million in the same period of the prior year. Excluding the unusual expense items and share-based compensation, the Company incurred $3.0 million and $2.6 million of corporate expense, respectively during each of the quarters ended March 31, 2015 and 2014.

The Company reports its corporate expense net of share-based compensation as well as fees earned under the consulting agreement with the operator of the Rampart Casino at JW Marriott Resort in Las Vegas. The Company collected $0.5 million in management fees from Rampart Casino during the first quarter of 2015 as well as the first quarter of 2014. The Rampart Casino consulting agreement expired April 1, 2015.

Liquidity and Capital Expenditures

As of March 31, 2015, cash and cash equivalents were $150.2 million, of which in excess of $90 million is not used in day-to-day operations. Long term debt was $375.3 million. Capital expenditures during the first quarter of 2015 totaled $3.1 million.

Conference Call Information

Affinity Gaming will be hosting its first quarter 2015 conference call today May 8, 2015 at 12:00 p.m. Pacific Time (3:00 p.m. Eastern). The conference call number is (888) 778-9062. Please call at least 10 minutes prior to the scheduled start time to register.

A recorded replay of the call will become available approximately three hours following the end of the call, at (877) 870-5176, passcode 5635850. A recorded replay will be available by telephone through May 15, 2015 and will also be available on the Affinity website at www.affinitygaming.com.

Key Financial Results

The following table presents the Company’s key financial results from operations (in thousands):

	Quarter Ended March 31,
	2015	2014
Net Revenue
Nevada [3]	$56,335	$57,069
Midwest	30,838	29,862
Colorado	10,063	9,639
Total net revenue	$97,236	$96,570

Adjusted EBITDA
Nevada	$10,522	$7,356
Midwest	9,569	8,256
Colorado	1,906	1,260
Corporate expense and other	(3,775)	(2,890)
Total adjusted EBITDA	$18,222	$13,982

Operating Income
Nevada	$6,757	$3,669
Midwest	7,674	6,436
Colorado	579	(30)
Corporate expense and other	(4,248)	(3,229)
Total Operating Income	$10,762	$6,846

Net Income	$(240)	$47
Total Shares Outstanding	20,316	20,243

2.
The Company’s operations in Nevada include properties located in Primm (Primm Valley Casino, Resort & Spa; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), in Las Vegas (Silver Sevens Hotel & Casino), and in Sparks (Rail City Casino).

Additional Financial Information

The following tables present additional financial information (in thousands):

	March 31, 2015	December 31, 2014
Cash and cash equivalents	$150,157	$135,175
Face value of long-term debt, excluding capital leases	382,745	382,745

	Quarter Ended March 31,
	2015	2014
Capital expenditures
Nevada	$408	$33
Midwest	484	665
Colorado	80	149
Reportable segment capital expenditures	$972	$847
Corporate	120	22
Total capital expenditures	$1,092	$869

Reconciliation of Adjusted EBITDA3

The following tables reconcile Adjusted EBITDA to operating income (in thousands):

	Quarter Ended March 31, 2015
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$10,522	$(3,688)	$—	$(77)	$6,757
Midwest	9,569	(1,895)	—	—	7,674
Colorado	1,906	(1,269)	—	(58)	579
Corporate and other	(3,775)	(311)	(162)	—	(4,248)
Total operations	$18,222	$(7,163)	$(162)	$(135)	$10,762

	Quarter Ended March 31, 2014
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$7,356	$(3,664)	$—	$(23)	$3,669
Midwest	8,256	(1,820)	—	—	6,436
Colorado	1,260	(1,290)	—	—	(30)
Corporate and other	(2,890)	(292)	(47)	—	(3,229)
Total operations	$13,982	$(7,066)	$(47)	$(23)	$6,846

The following table reconciles Adjusted EBITDA to net income (in millions):

	2015 Guidance
	Lower End	Higher End
Adjusted EBITDA	$62	$66
Depreciation	(29)	(29)
Share Based Compensation & Other	0.2	0.2
Operating Income	33.2	37.2
Interest Expense	(30.8)	(30.8)
Income Taxes	(0.9)	(2.4)
Net Income	$1.5	$4.0

3.
The Company uses certain non-GAAP financial to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest expense; income tax; depreciation and amortization; share-based compensation expense; pre-opening costs; write offs, reserves and recoveries; loss on extinguishment or modification of debt; loss on impairment of assets; gains or losses on the disposition of assets; and restructuring and reorganization costs. We use Adjusted EBITDA, as a measure of profit and loss to manage the operational performance of each geographical region, in which we operate, to analyze corporate expenses, and to discuss our results with the investment community. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. We have historically reported this measure to our investors and believe that the continued inclusion of Adjusted EBITDA provides consistency in our financial reporting. We use Adjusted EBITDA in the press release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by our management in their financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in the evaluation of potential acquisitions and dispositions. Adjusted EBITDA is also used by management in the annual budget process. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our company. In future periods, the calculation of Adjusted EBITDA may be different than in this release.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should”

or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. Examples of forward-looking statements in this press release include, but are not limited to, guidance for the fiscal year ended December 31, 2015, including underlying assumptions, components of reconciliation of forward-looking Adjusted EBITDA to net income and related statements, as well as statements regarding the Company’s expectations for continued improvement in its business and operations and continued enhancement of efficiency and improvement of promotional efforts. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties relating to fluctuations in the Company's operating results, including factors affecting corporate overhead costs, capital expenditures and the Company’s tax rates; recovery of its properties in various markets; the state of the economy and its effect on consumer spending and the Company's results of operations; intense competition and risk of additional gaming licenses being granted in or adjacent to jurisdictions where the Company operates; the fact that the Company's expansion, development and renovation projects (including enhancements to improve property performance) are subject to many risks inherent in expansion, development or construction of a new or existing project; pending and potential litigation; the impact of restrictions under the Company’s credit agreement; regulation, including the impact of environmental laws and contamination and remediation costs; changes in gaming and other laws and regulations, including increased taxes and changes in smoking laws; instability in oil and fuel prices, particularly as they relate to the Company’s Primm asset; the impact of severe weather conditions and other natural disasters that affect the Company’s casinos; and uncertainty surrounding the Z Capital Proposal, any alternative offers that may be made to the Company, the results of the Special Committee’s review of the Proposal and expenses incurred in connection with the Proposal. Additional risks are described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” its Quarterly Reports on Form 10-Q, and in the Company's other current and periodic reports filed from time to time with the SEC. The Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q can be accessed through the “Investor Relations” section of the Company’s website at www.affinitygaming.com. All forward-looking statements in this press release are made as of the date hereof, based on management’s current expectations and assumptions about the industries in which the Company operates, and the Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Jacques Cornet
ICR
(646) 277-1285
jacques.cornet@icrinc.com

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